Exhibit 10.8
                                                                   ------------

                 MASTER AGREEMENT BETWEEN COLLABORATIVE AND QMT
             FOR PRODUCT DEVELOPMENT, MANUFACTURING AND DISTRIBUTION

         This Master Agreement for Product Development, Manufacturing and Distribution (the "Agreement") is made on this 15th day of August, 2002, ("the Effective Date") by and between The Collaborative Group, Ltd. ("Collaborative"), with a principal place of business at 50 East Loop Road, Stony Brook, New York 11790 and Quick-Med Technologies, Inc. ("QMT") with a principal place of business at 3427 SW 42nd Way, Gainesville, Florida 32608, together ("Parties").

         WHEREAS QMT desires to retain Collaborative for Product Development, Manufacturing and Distribution Services in relation to the products as described below;

         WHEREAS Collaborative has the expertise and experience to assist QMT in developing such products to point of readiness for regulatory body approval and commercial distribution and desires to perform said Product Development, Manufacturing and Distribution Services for QMT;

         NOW THEREFORE, in consideration of the obligations and covenants described in this Agreement, the Parties mutually agree as follows:

                             Article I - Definitions
                             -----------------------

         1.1 Intellectual Property: Intellectual Property means certain patented and patent pending technologies and chemical agents and proprietary know-how that Collaborative or QMT will and/or may use in connection with its formulation services in developing the Products. Collaborative Intellectual Property shall remain the sole property of Collaborative. QMT Intellectual Property shall remain the sole property of QMT. Relevant Intellectual Property of Collaborative is listed on SCHEDULE A attached hereto and relevant Intellectual Property of QMT is listed on SCHEDULE B attached hereto.

         1.2 Products: Products shall mean GM1489, Ilomostat,galardin and their derivatives and analogs (including all inhibitors of matrix metalloproteases and serine proteases) and the Ilomastat-based
Anti-Aging/Anti-Wrinkle Topical Cream and derivations thereof, and finished commercial formulations thereof.

         1.3 Research and Development Services: Services shall mean Research & Development Services, Formulation Services, Microbiological Stability Testing Services and in vivo / in vitro Efficacy Testing and any other research and development services that Collaborative reasonably performs as part of its normal business.

         1.4 Distribution Services: Distribution services shall mean any or all of manufacturing, marketing, sales and distribution services for Products in whatever combination or priority the parties determine are required for a particular product. Distribution Services shall refer to sale of Products and not to sale of QMT intellectual property or rights thereto.

         1.5 Manufacturing Services: Manufacturing services shall mean formulation of raw materials into a finished product, performed either by Collaborative or an outside third party, whichever is more economically feasible, with appropriate containment and marking in a form ready for commercial distribution.

         1.6 Territory: Territory shall mean the Global World Wide Civilian Market.

         1.7 Field of Use: The over-the-counter and prescription Personal Care Market including cosmetic skincare, feminine care and baby care; and over-the-counter market for deodorants and sun care.

         1.8 Trade Secrets: Trade Secrets mean certain chemical formula, data, processes, information, sample, know-how and show-how used to develop the Product. Collaborative Trade Secrets shall be the sole property of Collaborative. QMT trade secrets will remain the sole property of QMT.

         1.9 Separate Service Agreement: Separate Service Agreements shall mean addendum contracts for specific services that Collaborative will provide for QMT . Certain pricing , rights of refusal, and other terms pertinent to such contracts will be governed by this Master Agreement. Any discrepancy between such Separate Service Agreements and this Master Agreement shall be resolved where possible in accordance with the terms of this Master Agreement. Separate Service Agreements will typically be identified in connection with Product Development Plans.

         1.10 Work Plan: A Work Plan is a statement of work that the parties will develop and maintain over time stating the specific work product each party will perform to fulfill their obligations under this Agreement , Product Development and Distribution Agreements or Separate Service Agreements, including Addendums to this Agreement.

         1.11 Product Development and Distribution Agreement: A Product Development and Distribution Agreement is a Work Plan, possibly including Separate Service Agreements, and schedule of Milestones or other obligations or activities that pertain to a particular Product or Products to which the Parties have agreed to in writing.

         1.12 Option to Distribute: Option to Distribute is an option to acquire the exclusive right to Distribution Services for a particular Product as defined by this agreement. Collaborative may exercise their Option to Distribute a Product by providing QMT with a corresponding Product Development and Distribution Agreement that is mutually agreed upon and executed by the Parties

         1.13 Windfalls: A Windfall shall mean any significant gain to one of the parties of this agreement that is not attributable to the work products outlined in a Product Development and Distribution Agreement and performed by that party over time, which is disproportionately large relative to time and resources invested by that party. Unless otherwise defined by agreement, the parties agree to confer in good faith with respect to any potential Windfall situation and to agree on appropriate compensation short of that described further herein had Collaborative assisted in full product development, manufacturing and distribution services as defined herein.

         1.14 Milestones: Milestones are defined objectives that either party is expected to meet within their obligations under this agreement. Milestones that are specific to particular Products will be identified in Product Development and Distribution Agreements or Separate Service Agreements. Failure to meet milestones defined in this Master Agreement by either party shall be considered a material breach of this Agreement by that party. Failure to meet Milestones defined under Product Development and Distribution Agreements or Separate Service Agreements, including Addendum Agreements to this Master Agreement shall likewise be considered a material breach of this Master Agreement. As the parties understand that the economic success of the Products is important to their respective firms, but also that new Product Development Plans will be written over time, the parties may require meaningful but not unreasonable Milestones (or other obligations) of the other.

    Article II - Research and Development Services and Manufacturing Services
    -------------------------------------------------------------------------

         2.1 In exchange for Grants to Collaborative under this Agreement, and as defined in Product Development and Distribution Agreements, Collaborative shall provide Research and Development Services to QMT at an agreed upon price which should approximate a cost of no more than fifteen (15%) percent over Collaborative's cost, how is cost calculated and on a timely basis to be defined by the parties on a project and product-by-product basis. Specific definition and costs of such services will be provided in Separate Service Agreements including Addendums to this Agreement. Research and Development Services will include all such services that Collaborative reasonably performs as part of its normal business. QMT has the right to have the Research and Development Services performed by another company if Collaborative is unable to perform equivalent services on a timely or substantially equal economic basis.

         2.2 In exchange for grants to Collaborative under this agreement, QMT has the right to require that Collaborative will manufacture finished Products for distribution, including appropriate containers and labeling for the finished product, provided that such Product manufacturing falls reasonably within Collaborative's normal business. Manufactured products will be provided at actual or transferred in cost in the event of a third party. In the event that such manufacturing is sub-contracted to third parties, such sub-contracting arrangement shall be in writing and subject to the prior written approval of both QMT and Collaborative. Neither party will unreasonably withhold approval.

         2.3 The parties understand that Research and Development Services and Manufacturing Services are to be performed by Collaborative on the indicated financial basis in exchange for Distribution rights granted by this agreement. However, the parties wish to confer or require additional rights as part of an overall business relationship:

                       Additional Rights of Collaborative

         2.31 Within its authority to do so, QMT will grant to Collaborative a right of first refusal to manufacture and earn a fair margin on Products to be sold outside of the Territory provided that Collaborative is able to do so on a competitive basis.

         2.32 In instances where Collaborative is not obligated to perform Research and Development Services as provided in a Product Development and Distribution Agreement, Collaborative shall have the right of first refusal to provide such services for QMT. QMT shall notify Collaborative in writing, describing with particularity the Research and Development Services required. Collaborative shall have fifteen (15) calendar days from the date of disclosure by QMT to exercise its right to provide such services. Upon electing to provide such services, Collaborative is obligated to provide such Research and Development Services for the Products defined in this agreement that can reasonably be performed as part of its normal business and to meet milestones defined by mutual consent of the parties in Separate Service Agreements.

                            Additional Rights of QMT

         2.33 QMT has the right to request and receive, at fair pricing used in Collaborative's normal business, Research and Development Services for Products contemplated by this agreement, but whose end markets are outside the Territory or Field of Use defined in this agreement, such as the Military market, when such services are reasonable extensions of previous or agreed upon work performed by Collaborative for QMT.

         2.34 Collaborative will make reasonable efforts to provide Research and Development Services to QMT for products not included in this agreement, but for which similar services apply, at fair pricing used in Collaborative's normal business.

                       Article III - Distribution Services
                       -----------------------------------

         3.1 QMT grants to Collaborative the divisible Option to Distribute its Products within the Territory and Field of Use for a period of five (5) years commencing on the effective date of this agreement.

         3.2 The parties will work to agree on an initial Work Plan (for each party) and on an initial Product Development and Distribution Agreement for one or more Products. Upon executing a mutually acceptable Product Development Plan and Distribution Agreement with QMT, Collaborative will exercise its Option to distribute those Products.

         3.3 For any other Product(s), Collaborative may exercise its Option to Distribute by providing to QMT Product Development and Distribution Agreements that are acceptable to QMT, including product Milestones. QMT will not unreasonably withhold approval.

         3.4 If Collaborative has not exercised its Option to Distribute with respect to a particular product, and QMT can demonstrate the opportunity to otherwise develop or distribute the Product, then QMT has the right to require that Collaborative exercise its Option to Distribute within ninety (90) days or relinquish such option.

         3.5 The parties will work constructively together over time and continue to negotiate in good faith to realize the objectives of this agreement. Disputes that cannot be resolved through negotiation will be submitted to arbitration.

         3.6 If Collaborative exercises its Option to Distribute a particular Product, then QMT grants Collaborative an exclusive license to manufacture, distribute and sell such Product (this includes the finished products as well as any formulae for the product, but not intellectual property pertaining to the Products) developed by QMT under Product Development and Distribution Agreements with Collaborative, for distribution within the Territory for a period of five
(5) years, commencing when the first such Product has been developed. Except as the parties agree in writing, QMT agrees to not appoint any other or different person, firm, or corporation to sell such Product within the Territory during said five (5) year exclusive. The right to distribute any Product developed as defined herein by QMT and Collaborative may be renewed on an annual basis under terms and conditions mutually agreed to by the parties at least sixty (60) days prior to the expiration of any pre-existing period.

         3.7 Except as QMT may authorize in writing, Collaborative shall not sell any Product outside of the Territory nor will it sell such Product to any third party who intends to sell the Product outside the Territory.

         3.8 QMT shall continue to market the Product within the boundaries of the Territory. However, QMT agrees to direct all sales of the Product within the Territory to Collaborative over the duration of the Agreement.

         3.9 If QMT distributes the Product, then QMT will be entitled to a distribution fee or commission comparable to any other distribution arrangements that Collaborative has with third parties.

         3.10 If either QMT or Collaborative manufacture the Product, Collaborative has the right to purchase the Product for distribution at actual cost.

         3.11 Collaborative shall bill all customers and shall remunerate back to QMT 50% of the profit contribution generated from the collected sales or from any monies collected on a license agreement. For this purpose, profit contribution shall be determined by subtracting the costs of goods sold and any direct selling expenses incurred in connection with the sale from the derived revenue. Such selling expense will include commission, distributor fees, advertising, trade shows, travel and entertainment and other usual and customary sales and marketing costs. Collaborative shall disburse such funds at least quarterly.

         3.12 Division of responsibilities that are specific to a particular Product will be defined by Collaborative and QMT in the associated Product Development and Distribution Agreements.

         3.13 Subject to the definitions in this agreement, Collaborative and QMT will further define Windfalls connected with the sale of a particular Product in the associated Product Development and Distribution Agreements. The parties understand that in such event, an even distribution of profits may not be appropriate, and a one-time finders fee or the like may be more appropriate.

         3.14 Collaborative shall provide quarterly reports showing total revenues, any deductions for costs of product development, marketing, regulatory costs and the like, and the division of profit. QMT shall have the right to an annual audit, during regular business hours and with the prior notice and consent of Collaborative, of the financial records of Collaborative as they pertain to these calculations. In the event of underpayment of five percent (5%) or more to QMT of profits as revealed by any such audit, Collaborative shall pay the costs of such audit.

                Article IV - Protection of Intellectual Property
                ------------------------------------------------

         4.1 Use of Intellectual Property: Each party agrees not to use the other's Intellectual Property apart from manufacturing, selling, distributing the Product , or in fulfilling their obligations under this agreement.

         4.2 Ownership of New Intellectual Property: New intellectual property created under Separate Service Agreements will be owned by QMT. The parties will work to agree on the ownership of any new intellectual property arising out of joint ventures of the parties that is developed independent of Separate Service Agreements.

         4.3   Transfer of Formulation and Related Research Information:
Collaborative agrees to transfer to QMT the research or other findings developed under Product Development and Distribution Agreements or Separate Service Agreements on a timely basis or upon demand.

         4.4   Cooperation Requirement and Enforcement of Intellectual Property
Rights: Collaborative further agrees to assist and cooperate with QMT in preparing and executing any and all documents, applications, assignments, and any other legal instruments which QMT shall deem necessary for the protection of Formula in the United States and/or in any foreign country, and to render aid and assist in all proceedings pertaining to the protection of Formula at sole cost and expense of QMT. Both parties agree to advise each other to the extent that either party becomes aware of unauthorized activity by any third party which infringes or is believed to infringe on the Intellectual Property rights of either party to this Agreement. In the event that it is agreed that there is a mutual interest in enforcing such rights, the parties agree to negotiate in good faith to develop an enforcement strategy that will maximize the mutual benefits of this Agreement, while at the same time limiting the exposure of each party to economic hardship that may be incurred as a result of such enforcement efforts.

         4.5 Handling & Security: Parties will hold each other's Trade Secrets, Formulation, Intellectual Property, and other confidential business information in trust and confidence, and will not, directly or indirectly, disclose, report, publish, license, transfer or otherwise use such information without the written consent and authorization of the disclosing party or the owner of said information. Parties shall apply the highest standards to guard the secrecy of each other's described information and shall take such steps as are necessary to guard against unauthorized transfer, disclosure, destruction, duplication, or use of said information.

         4.6 Confidential Information: Confidential Information shall mean any information or documents in connection with and relating to the Parties, each other's products and proprietary information or documents relating to know-how, show-how, concepts, ideas, techniques, business and marketing plans, financial and market data and information, research data and information, customer and perspective customer list, vendor list, employee and agent list, and other proprietary information, whether or not reduced to writing, or reduced to tangible or intangible medium, that the parties provided to each other under this Agreement, except if such information:

         (a) was already known to the receiving party;

         (b) was made available to the receiving party on a non-confidential basis when received;

         (c) was lawfully obtained by the receiving party from a third-party whereby the third-party obtained such information lawfully and without violating any agreement of confidentiality or non-disclosure; or

         (d) was disclosed by the disclosing party in any document filed with any government agency or authority and was lawfully available to public for inspection.

         4.7 Parties may disclose each other's disclosed information to any full-time employees who are authorized to receive said information and whose duties reasonably require such information; and

         4.8 Parties may disclose each other's disclosed information pursuant to a final, unappealable, governmental or court order if the receiving party immediately notifies the disclosing party to allow the disclosing party to seek a protective order.

         4.9 Non-Compete: The Parties hereby agree not to use each other's disclosed information, developed Formulation, or Product, directly or indirectly, in competition with each other's business. Furthermore, the Parties agree to confer with respect to other areas of their endeavors to ensure that in zones unrelated to disclosed information, they will minimize or avoid directly competing activities.

                    Article V - Representations & Warranties
                    ----------------------------------------

         5.1 Collaborative's Warranties and Representations: Collaborative warrants that: the Product, developed Formulation, and Collaborative Intellectual Property used and/or referenced herein do not infringe or violate upon any third party's patent rights, trade secrets, confidentiality, and other proprietary rights, with respect to and so far as the composition and procedures used, adopted, and applied by Collaborative in connection with the development of Formulation and/or Product.

         5.2 Collaborative's and QMT's Disclaimer: There are no other warranties, express or implied, whether arising by operation of law, or usage of trade, as to the condition, formulation, design, operation, merchantability, quality of the material or workmanship, or the fitness of the products for particular purpose, non-infringement of any patents or any other representations or warranty whatsoever, unless such warranty is expressly described herein.

                       Article VI - Termination Procedure
                       ----------------------------------

         6.1 Cure Period: Parties shall provide each other a notice of breach in advance of termination and provide the breaching party an opportunity to cure said breach within 30 days from the date of the notice. If such breach continues beyond the said cure period, the injured party may seek termination of this Agreement pursuant to the procedures described herein.

         6.2   Termination:

         6.2.1 Good Cause: Subject to the Cure Period described under this Agreement, either Party may cancel this Agreement with good cause by providing the other with thirty (30) days written notice. Good Cause includes, but is not limited to, non-performance that Party's obligations under this Agreement , under Product Development and Distribution Agreements or under Separate Service Agreements in timely manner, including but not limited to, the failure to achieve Milestones or failure to provide best efforts to execute defined Work Plans on a timely basis, insolvency of either party, uncured material breach, failure to meet product development or distribution milestones, or a change in control of either QMT or Collaborative. Unless by mutual consent, termination of this agreement will be in its entirety.

         6.2.2 Without Good Cause: A party terminating this Agreement without good cause, as described herein, shall be subject to all legal and equitable liabilities and damages arising from this Agreement.

         6.3 Upon Expiration or Termination of the Agreement: Upon expiration of this Agreement, Parties will deliver to each other, except for maintaining backup copies of the same in confidence, any and all documents, whether they are in printed, chemical or electronic form, or tangible materials containing or embodying, in whole or in part, each other's Trade Secrets and Confidential Information, including but not limited to originals, copies, excerpts or summaries, whether prepared by QMT or by Collaborative. Upon expiration or termination of this Agreement, Parties shall cease using each other's Trade Secrets, Intellectual Property and Confidential Information, apart from the permitted use under this Agreement. Upon termination of this Agreement, QMT may require a smooth and orderly transition to an alternative manufacturer and distributor, including the appropriate transfer of manufacturing technology and interim supply agreements.

            Article VII - Indemnification & Limitations of Liability
            --------------------------------------------------------

         7.1 Indemnification: Parties will indemnify, protect and hold harmless each other against all suits, and from all damages, claims, demands, costs and expenses, including counsel's fees, for (1) actual or alleged patent infringements arising out of each other's representations and warranties, and their respective negligence, (ii) any actual or alleged third-party claim arising out of sale, distribution, or use of any products developed under this Agreement.

         7.2 Limitations of Liability: Each Party's sole liability and exclusive remedies against each other shall be the amount QMT paid to Collaborative under this Agreement. In no event shall the Parties be liable to each other for special, direct, indirect, consequential or incidental damages.

         7.3   Security Interest in Formulation: TBA

         7.4 Attorneys' Fees and Costs: In the event of a dispute arising from this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, expert fees and other costs of enforcement. The parties agree that in the event of any dispute, they shall confer in a good-faith effort to resolve such dispute amongst themselves. In the event that such good-faith efforts do not resolve the dispute, the parties agree to submit the dispute to a mutually acceptable mediator, and the parties agree to equally share the cost of such mediation. Failing resolution of such dispute at mediation, the parties agree to submit the dispute to non-binding arbitration by a single, mutually acceptable arbitrator, prior to initiation of any litigation.

                        Article VIII - General Provisions
                        ---------------------------------

         8.1 Governing Law: This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflict of laws or choice of law rules.

         8.2 Notice: All notices required or permitted by this Agreement shall be in writing and shall be telecopied, and be deposited in a federal express or in any express mail, postage prepaid, addressed to the party to whom such notice is being given at the following addresses:

         To QMT:                David Lerner
                                President
                                Quick-Med Technologies, Inc.
                                401 N.E. 25th Terrace
                                Boca Raton, Florida 33431
                                Facsimile: 561-750-4203

         To Collaborative:      James A. Hayward
                                President and CEO
                                The Collaborative Group, Ltd.
                                50 East Loop Road
                                Stony Brook, NY 11790
                                (631) 689-2904


         IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date first above written.


THE COLLABORATIVE GROUP, LTD.

/s/ JAMES HAYWARD
---------------------------
James A. Hayward
President and CEO

Date: August 14, 2002


QUICK-MED TECHNOLOGIES, INC.


/s/ MICHAEL GRANITO             Subject to completing workplans as acceptable to
---------------------------     QMT and Collaborative
Michael R. Granito
Chairman

Date: August 21, 2002

SCHEDULE A
COLLABORATIVE INTELLECTUAL PROPERTY SUBJECT TO THIS AGREEMENT

TBA

SCHEDULE B
QMT INTELLECTUAL PROPERTY SUBJECT TO THIS AGREEMENT

TBA

          PRODUCT DEVELOPMENT AND DISTRIBUTION AGREEMENT FOR ILOMASTAT
                AS FORMLATED FOR SPECIFIC PERSONAL CARE PRODUCTS

This Product Development and Distribution Agreement ("the Agreement") is made this 15th day of August, 2002 ("the Effective Date") by and between The Collaborative Group, Ltd. ("Collaborative"), with a principal place of business at 50 East Loop Road, Stony Brook, New York 11790 and Quick-Med Technologies, Inc. ("QMT") with a principal place of business at 3427 SW 42nd Way, Gainesville, Florida 32608, (together "the Parties").

WHEREAS QMT owns certain intellectual property rights ("QMT IP Rights") with respect to certain matrix metalloproteinase inhibitory compounds ("the Technology") which QMT wishes to develop into one or more commercial products; and

WHEREAS Collaborative has experience in the fields of cosmetic and personal care product development, has had experience working with the Technology, including but not limited to experience with QMT's lead compound known as Ilomastat, and based on this experience, believes that significant potential exists for the development of one or more successful commercial products incorporating the Technology; and

WHEREAS Collaborative wishes to specifically develop and distribute for QMT commercial products addressing the following needs: Ilomostat and derivative products with application in/as skincare, depilatories, antiperspirant/deodorants, suncare, self-tanning, anti-aging, hair care, wound care, topical disinfectants, topical analgesics, skin whitening, and shave products in the fields of use detailed in the Master Agreement ("the Products"); and

WHEREAS Collaborative and QMT have identified their intention to work together and abide by the terms and provisions of the master agreement between the parties that, where applicable, governs this agreement ("the Master Agreement");

NOW, THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

                       I. Research and Development Program

1.1 QMT grants to Collaborative an exclusive license for a period of one year ("the Research and Development License Period") commencing with the Effective Date of this Agreement to make, use and test certain compositions comprising the Technology in an effort to successfully develop the Products. QMT agrees to pay Collaborative the sum of $125,000.00 within 45 days of execution of this Agreement, with subsequent payments of $108,333.00 to be made at the end of each ensuing quarter for a total of up to $450,000.00 less any funding received from perspective licensee's. Extensions of the License Period or changes in amounts to be paid by QMT must be agreed to in writing by both Parties.

1.2 The parties will make Best Efforts to execute the Work Plan provided in Schedule A outlining the specific tasks associated with product development and distribution. For each Product, Collaborative's Work Plan shall include, but not be limited to: (i) formulations to be tested; (ii) commercially relevant benchmarks that will be used as comparators to formulations comprising the Technology; (iii) appropriate descriptions of tests to be conducted; (iv) a checklist of scientific, regulatory and market requirements ("the Checklist") that need to be addressed in order to successfully commercialize the product;
(v) an analysis showing how the expected results from the Work Plan will address the requirements defined in the Checklist ; and (vi) an initial distribution plan ("the Distribution Plan"), that outlines marketing and distribution activities that will be undertaken based on the available product characteristics data.

1.3 Each party will provide to the other a written quarterly report of their activities within fifteen (15) days of the end of each quarter. Topics to be covered in Collaborative's quarterly reports shall contain, but not be limited to, the following elements: For each Product, (i) a compilation and analysis of data that is generated according to the Work Plan ; (ii) an evaluation of the degree of completion of the Work Plan and any contingencies encountered ; (iii) a discussion of remaining work to be completed; (iv) any proposed changes of the Work Plan , Checklist or Distribution Plan as necessary or appropriate from experience gained following the Effective Date of this agreement; and (v) an overall assessment of whether the objectives of the product development effort are being met, inclusive of associated timelines. Topics to be covered in QMT's quarterly reports shall contain, but not be limited to, the following elements: NAME REQUIREMENTS.

1.4 By providing to QMT this mutually acceptable Product Development and Distribution Agreement, Collaborative is deemed to have exercised its Option to Distribute the Product, (such Option to Distribute as defined in the Master Agreement), and is therefore subject to its obligations to QMT under that Master

Agreement. However, if at any time during the Research and Development License Period defined herein, the parties mutually agree that a particular Product cannot be successfully commercialized, or that further pursuit of an associated Work Plan would not be productive, then both parties are relieved of further obligation under this Product Development and Distribution Agreement with respect to that Product. If the parties fail to agree with respect to a particular Product, then resolution of such dispute will be governed by the relevant terms of the Master Agreement.

II.  Product Manufacturing, Marketing  and Distribution

2.1 Based on data and analysis gathered during the Research and Development License Period, if the parties mutually agree that a particular Product is commercially viable, then the manufacturing, marketing and distribution of that product will be governed by the Master Agreement between the parties. The effective date for commencing Collaborative's distribution rights under that agreement ("the Effective Distribution Date") will be the earlier of the ending date of the Research and Development License Period or the date on which the parties mutually agree that the first such Product has been developed. Within thirty (30) days of such date, Collaborative will provide QMT with an initial detailed Distribution Plan for commercializing the Product, including manufacturing, marketing and distribution, as appropriate. The Parties will work together to define a similar long term Distribution Plan that meets the requirements of this Agreement and the Master Agreement.

2.2 Pursuant to their rights and obligations under the Master Agreement, the Parties shall be bound by financial and other Milestone obligations and treatment of Windfalls as defined in Schedule B. The Parties also acknowledge that the outcome of product research and development cannot be known with certainty, and therefore, reasonable expectations for financial or other Milestones may evolve based an information gathered during the Research and Development License Period. Based on such information, and no later than thirty
(30) days following the ending date of that Period, the Parties may negotiate in Good Faith with respect to the financial or other Milestones or treatment of Windfalls as defined in Schedule B. Milestones or treatment of Windfalls may be then changed by mutual agreement of the Parties. If the Parties fail to agree, then resolution of such dispute will be governed by the relevant terms of the Master Agreement.

         IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date first above written.


THE COLLABORATIVE GROUP, LTD.

/s/ JAMES HAYWARD
---------------------------
James A. Hayward
President and CEO

Date: August 14, 2002


QUICK-MED TECHNOLOGIES, INC.

/s/ MICHAEL GRANITO             Subject to completing workplans as acceptable to
---------------------------     QMT and Collaborative
Michael R. Granito
Chairman

Date: August 21, 2002


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                              SCHEDULE A: WORK PLAN

                                       TBA



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                      SCHEDULE B: MILESTONES AND WINDFALLS

                        B.1  MILESTONES FOR COLLABORATIVE
                        ---------------------------------

B1.1     Collaborative will complete all relevant research and development work necessary to begin commercializing each Product within the associated Product Development License Period.

B1.2     Collaborative will develop an initial Distribution Plan for each
Product within thirty (30) days of the effective date for commencing its distribution rights under the Master Agreement ("the Effective Distribution Date") and ,working with QMT, Collaborative will develop a long term Distribution Plan within ninety (90) days of that date that defines a comprehensive program for manufacturing, marketing and distributing the Product(s).

B1.3     Collaborative will develop at least one significant contract for sale of each Product within one year of the Effective Distribution Date.

B1.4     QMT will realize a combined annualized run rate of net profit, from all
Products defined in this Agreement, of at least $1 million/yr within two years of the Effective Distribution Date, with that annualized run rate increasing by at least $750,000.00/yr with each succeeding year beyond the Effective Distribution Date.

B.2  WINDFALLS FOR COLLABORATIVE
--------------------------------

B2.1     As the Parties agree that Collaborative's unique capabilities substantially entail adding value to the Technology through its proprietary intellectual property, the sale of Products that have not been enhanced through Collaborative's unique product development or manufacturing capabilities are construed as Windfalls. Collaborative shall be entitled to 25% (rather than 50%) of the net profits derived from such sales.

B2.2     The proceeds of a sale by QMT of a Technology or Product or any other payment for conveyance of rights to QMT intellectual property during the period of this Agreement or the Master Agreement are not part of this Agreement or the Master Agreement insofar as these agreements pertain to sale of Products but not

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sale of intellectual property. If Collaborative has provided a significant role in securing such a transaction, then the Parties will negotiate in Good Faith to determine an appropriate compensation for Collaborative.


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